Exhibit 32

Certification Pursuant to 18 U.S.C. Section 1350

In accordance with 18 U.S.C. Section 1350, the undersigned hereby certify, in the indicated capacities with respect to Value Line, Inc. (the “Issuer”), that the quarterly report on Form 10-Q for the quarter ended January 31, 2006 of the issuer fully complies with the requirements of section 13(a) of the Securities Exchange Act of 1934 and that the information contained in the quarterly report on Form 10-Q fairly presents, in all material respects, the financial condition and results of operations of the issuer. This certification is not to be deemed to be filed pursuant to the Securities Exchange Act of 1934 and does not constitute a part of the quarterly report on Form 10-Q of the issuer accompanying this certification.

Date: March 17, 2006	By:	/s/ Jean Bernhard Buttner
Jean Bernhard Buttner
Chairman & Chief Executive Officer

Date: March 17, 2006	By:	/s/ Mitchell E. Appel
Mitchell E. Appel
Chief Financial Officer